Exhibit 3.1
AMENDED AND RESTATED HORIZON GLOBAL CORPORATION BYLAWS
ARTICLE I
OFFICES
SECTION 1. Registered Office. The registered office of “HORIZON GLOBAL CORPORATION”, a Delaware Corporation (the “Corporation”), shall be in the City of Wilmington, County of New Castle, State of Delaware.
SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
SECTION 1. Place and Date of Annual Meeting; Notice. The annual meeting of the stockholders of the Corporation shall be at such place, within or without the State of Delaware at such time and on such day as may be determined by the Board of Directors and as such shall be designated in the notice of said meeting, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. If for any reason the annual meeting shall not be held during the period designated herein, the Board of Directors shall cause the annual meeting to be held as soon thereafter as may be convenient.
SECTION 2. Special Meetings; Notice. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation as amended from time to time, may be held at any place, within or without the State of Delaware, and may be called only by the Board of Directors. Such request shall state the purpose or purposes of the meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than thirty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
SECTION 3. Quorum. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation as amended from time to time. In all matters other than the election of directors, if a quorum is present or represented, the affirmative vote of a majority of the shares of common stock present or represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless a different vote is required by law, by the Certificate of Incorporation, as amended from time to time, or by these Bylaws, as amended from time to time. For the election of directors, if a quorum is present or represented, a nominee for director shall be elected by a plurality of the votes of the shares of common stock present or represented at the meeting and entitled to vote on the election of directors. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
SECTION 4. Voting. Unless otherwise provided in the Certificate of Incorporation as amended from time to time, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the common stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

SECTION 5. Notice of Stockholder Business and Nominations.
(A) Annual Meetings of Stockholders.
(1)Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 5, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 5.
(2)For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 5, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of this Section 5 with respect to the annual meeting next following the end of the year 2015, the first anniversary of the preceding year’s annual meeting shall be deemed to be May 13, 2015. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice (for either an annual meeting or special meeting) shall set forth:
(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director:
(i)all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(ii)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 of Regulation S-K if the stockholder, beneficial owner or affiliate, associate or person acting in concert were the “registrant” for purposes of such rule, and such nominee were a director or executive officer of such registrant; and
(iii)such other information as the Board of Directors may reasonably require to determine the eligibility or independence of such proposed nominee to serve as a director of the Corporation. Without limitation, such nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 5) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to show such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
(c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(i)the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner;
(ii)the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner;
(iii)a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;
(iv)a description of any proxy, relationship, agreement, arrangement and/or understanding (including any derivative or short positions, convertible security, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, in each case whether settled in shares or cash) that has or have been entered into by, or on behalf of, such stockholder and/or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes (including any performance-related fees) for, or increase or decrease the voting power of, such stockholder and/or such beneficial owner, with respect to shares of stock of the Corporation;
(v)a description of any agreement, arrangement or understanding between or among such stockholder or beneficial owner and any other person relating to acquiring, holding, voting or disposing of any shares of stock of the Corporation;
(vi)a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and
(vii)a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination.
(B) Special Meetings Of Stockholders.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting or by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 5, who shall be entitled to vote at the meeting and who complies with the notice procedures and information requirements set forth in this Section 5. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 5 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.
(C) General.
(1)Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 5 and, if any proposed nomination or business is not in compliance with this Section 5, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(2)Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(3)A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before an annual or special meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). For the purposes of this Section 5, “beneficial owner” shall mean a person that (A) beneficially owns shares for purposes of Section 13(d) of the Exchange Act or (B) has or shares, pursuant to any agreement, arrangement or understanding, the right to acquire shares, the right to vote shares or has investment power with respect to such shares, in each case alone or in concert with others.
(4)For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
ARTICLE III
DIRECTORS
SECTION 1. First Meeting. The first meeting following any annual meeting of stockholders may be held at such time and place as shall be announced at the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
SECTION 2. Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.
SECTION 3. Special Meetings. Special meetings of the Board of Directors may be called by the President either personally or by mail or by telegram. Special meetings shall be called by the President or Secretary in like manner on the written request of two directors.
SECTION 4. Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 5. Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation as amended from time, these bylaws or any contract or agreement to which the Corporation is a party. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
SECTION 6. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation as amended from time to time or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or electronic transmission is filed with the minutes of proceedings of the Board or committee.
SECTION 7. Telephonic Communications. Unless otherwise restricted by the Certificate of Incorporation as amended from time to time or these bylaws, members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or any committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and may take any action required or permitted to be taken at any such meeting in this manner. Such participation shall constitute presence in person at the meeting.
SECTION 8. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution and as provided by the laws of the State of Delaware, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall have such names, powers and duties as may be determined from time to time by resolution adopted by the Board of Directors and shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
ARTICLE IV
OFFICERS
SECTION 1. Election and Office. The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a president, vice presidents, a treasurer, and a secretary. The Board of Directors may also appoint such additional officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any number of offices may be held by the same person.

SECTION 2. Term, Powers and Duties. The term of office, powers and duties of each officer shall be as specified by the Board of Directors.
SECTION 3. Removal and Vacancies. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
ARTICLE V
CAPITAL STOCK
SECTION 1. Certificates for Shares. Every owner of stock of the Corporation shall be entitled to have a certificate or certificates in such form as the Board of Directors shall prescribe certifying the number of shares of stock owned by him, except as provided below. The certificates shall be signed by hand or by facsimile in the name of the Corporation by such officer or officers as the Board shall appoint. The Board of Directors may provide by resolution that the stock of the Corporation shall be uncertificated shares. Notwithstanding the adoption of such a resolution by the Board, every holder of uncertificated shares shall, upon request, be entitled to receive a certificate, signed by such officers, designated by the Corporation and complying with the statute, representing the number of shares in registered certificate form. A record shall be kept of the names of the persons owning any such stock, whether certificated or uncertificated, and the number of shares owned by each such person.
SECTION 2. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates or uncertified shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertified shares, Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems adequate to protect the Corporation from any claim that may be raised against it with respect to any such certificate or certificates or uncertified shares alleged to have been lost, stolen or destroyed.
SECTION 3. Transfer of Shares. Upon surrender to the Secretary of the Corporation, or, if a transfer agent for the Corporation has been named by the Board of Directors, to the transfer agent, of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the books of the Corporation.
SECTION 4. Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of any stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
SECTION 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
SECTION 6. Signing Authority. Except as provided below, all contracts, agreements, assignments, transfers, deeds, stock powers or other instruments of the Corporation may be executed and delivered by the President or any vice president or by such other officer or officers, agent or agents, or other person or persons, of the Corporation as shall be thereunto authorized from time to time either by the

Board of Directors or by power of attorney executed by any person pursuant to authority granted by the Board of Directors, and the Secretary or any assistant secretary, may affix the seal of the Corporation thereto and attest same. Certificates issued upon request to holders of uncertificated stock shall be signed by (i) the President or any vice president and (ii) the Secretary or an assistant secretary.
ARTICLE VI
GENERAL PROVISIONS
SECTION 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation as amended from time to time, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation as amended from time to time.
SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves for such purpose as the directors shall think conducive to the interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
SECTION 3. Notices. Whenever, under the provisions of statute, the Certificate of Incorporation as amended from time to time or these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice shall be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile or electronic transmission.
Whenever any notice is required to be given under the provisions of statute, the Certificate of Incorporation as amended from time to time or of these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
SECTION 5. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
SECTION 6. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.
SECTION 7. Amendments. These bylaws may be altered, amended or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of a majority of the shares entitled to vote provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting; or (b) by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board. The stockholders shall have authority to alter, amend or repeal any bylaws adopted by the directors.